Exhibit 10.67

The Preferred Stockholders

and

Boxlight Corporation

PREFERRED STOCK REDEMPTION AND CONVERSION AGREEMENT

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EXECUTION DATE:	24 March 2021

PARTIES

(1)	Kevin Batley, Nigel Batley, Sheila Batley and Annette Batley; being the Persons who have executed this Preferred Stock Redemption and Conversion Agreement (“Agreement”) and whose addresses are set out in Schedule 1 annexed hereto and made a part hereof (collectively, the “Preferred Stockholders”, and each a “Preferred Stockholder”); and

(2)	BOXLIGHT CORPORATION, a United States corporation organized under the laws of the State of Nevada (the “Company” or “Boxlight”), whose registered office is at 1045 Progress Circle, Lawrenceville, Georgia 30043.

INTRODUCTION

(A)	Pursuant to a Share Purchase Agreement dated 24 September 2020 (the “Purchase Agreement”), the Preferred Stockholders and Shaun Marklew and Simon Chidsey (together with the Preferred Shareholders, referred to in the Purchase Agreement as the “Sellers”) sold to Boxlight 100% of the share capital of Sahara Holdings Limited, a corporation organized under the laws of the England and Wales, with an office located at Europa House Littlebrook Dc1, Shield Road, Dartford, Kent, England, DA1 5UR (“Sahara”).

(B)	As payment for part of the Consideration for the Shares sold under the Purchase Agreement, Boxlight issued to the Preferred Stockholders and the other Sellers Series B Consideration Shares and Series C Consideration Shares.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this Agreement, all capitalized terms when used herein shall have the same meaning as they are defined in the Purchase Agreement. In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Affiliate” means in relation to any Person (whether or not registered in the United Kingdom), any parent undertaking or subsidiary undertaking of such Person or any subsidiary undertaking of a parent undertaking of such Person, in each case from time to time;

“Agreement” means this agreement including the Introduction and the Schedules;

“Announcement” means the press announcement concerning the transactions contemplated by this Agreement in the agreed form;

“Boxlight Warranties” means the warranties of Boxlight contained in Schedule 3;

“Class A Common Stock” means the shares of the Class A voting common stock of Boxlight, par value $0.0001 per share;

“Completion” means completion of the redemption and conversion of the Series B Consideration Shares and the Series C Consideration Shares in accordance with the terms of clause 4 below;

“Conversion Election” shall mean the election by the Preferred Stockholder to convert all of his or her Series C Consideration Shares in accordance with clause 3.1 and clause 3.2;

“Conversion Shares” means the aggregate of 7,630,699 shares of Class A Common Stock of Boxlight to be issued to the Preferred Stockholders, and to each Preferred Stockholder in the amounts set out against each Preferred Stockholder’s name in column 3 of the table in as provided in Schedule 2 of this Agreement, upon Completion as a result of the conversion of all of the Series C Consideration Shares into such shares of Class A Common Stock;

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“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Nasdaq” means the Nasdaq Capital Market securities exchange of the Nasdaq Stock Market;

“Preferred Shares” shall mean the collective reference to the Series B Consideration Shares and the Series C Consideration Shares;

“Preferred Stockholders Warranties” means the warranties of the Preferred Stockholders contained in Schedule 4;

“Redemption Payments” means the aggregate sum of (a) £11,508,495 being the stated or liquidation value of the Series B Consideration Shares (the “Stated Value”) plus (b) accrued dividends, on the Series B Consideration Shares, calculated from 1 January 2021 to the date of Completion, in the amount of (i) £199,638.38 from 1 January 2021 to 23 March 2021, plus (ii) £2,401.26 for each day from 24 March 2021 to the date of Completion (collectively, the “Accrued Dividends”)1, which is payable by Boxlight to the Preferred Stockholders, and to each Preferred Stockholder in the amounts set out against each Preferred Stockholder’s name in column 2 of the table in as provided in Schedule 2 of this Agreement, as a result of the redemption of all of the Series B Consideration Shares;

“SEC” means the United States Securities and Exchange Commission;

“Boxlight SEC Documents” means all of the filings made by Boxlight under the Securities Act the Exchange Act;

“Securities Act” means the Securities Act of 1933, as amended;

“Sellers’ Solicitors” shall have the meaning as that term is defined in the Purchase Agreement;

“Series B Consideration Shares” means the 1,521,634 shares of 8% Series B Redeemable Convertible Preferred Stock of Boxlight issued to the Preferred Stockholders under the Purchase Agreement in the amounts set out against each Preferred Stockholder’s name in column 5 of the table in Schedule 1 to the Purchase Agreement being, in aggregate, the sum of £11,508,495;

“Series C Consideration Shares” means the 1,266,696 shares of Series C Redeemable Convertible Preferred Stock of Boxlight issued to the Preferred Stockholders under the Purchase Agreement in the amounts set out against each Preferred Stockholder’s name in column 6 of the table in Schedule 1 to the Purchase Agreement, being, in aggregate, the sum of £9,590,006;

Voting and Lockup Agreement” means the agreement among Boxlight and the Preferred Stockholders to be executed and delivered at Completion and in substantially the form set forth on Schedule 11 to the Purchase Agreement;

“Warranties” means the individual and collective reference to any Boxlight Warranty contained in Schedule 3 and Preferred Stockholder Warranty contained in Schedule 4 and each and warranty statement shall be a “Warranty”;

“Wire Instructions” means the bank wire instructions for the payment of the Redemption Payments to each of the Preferred Stockholders to the bank accounts of each of the Preferred Stockholders listed on Schedule 2 to this Agreement.

1 Based on an exchange rate of $1.00 = £0.71

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“£” means the lawful currency of the United Kingdom; and

“$” means the lawful currency of the United States.

1.2	The clause and paragraph headings used in this Agreement are inserted for ease of reference only and shall not affect construction.

1.3	References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

1.4	Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2	REDEMPTION OF SERIES B CONSIDERATION SHARES

2.1	Each of the Preferred Stockholders shall transfer to Boxlight for cancellation on and with effect from Completion with full title guarantee, all share certificates evidencing the Series B Consideration Shares, and Boxlight shall, subject to clause 2.2, redeem and repurchase all of the Series B Consideration Shares set opposite that Preferred Stockholder’s name in Schedule 1 together with all rights attaching to them at Completion and free from all Encumbrances.

2.2	Boxlight may elect to purchase and redeem a portion of the Series B Consideration Shares, but shall not be obliged to complete the purchase and redemption of any of the Series B Consideration Shares unless the purchase of all the Series B Consideration Shares is completed simultaneously in accordance with this Agreement.

2.3	Each of the Preferred Stockholders irrevocably and unconditionally waives any and all conversion rights and other similar rights in respect of the Series B Consideration Shares whether arising by virtue of the Series B Consideration Share Certificate, agreement, law or otherwise.

2.4	In full consideration for the transfer of the Series B Consideration Shares, on Completion, Boxlight shall pay to the Preferred Stockholders the Redemption Payments, allocated to each of the Preferred Stockholders in the amounts set out against each Preferred Stockholder’s name in column 2 of the table provided in Schedule 2, Such Redemption Payments shall be made by wire transfer of immediately available funds to accounts designated by the Preferred Stockholders in accordance with the Wire Instructions set forth in column 1 on Schedule 2 to this Agreement provided by the Preferred Stockholders. The Redemption Payments shall be made in pounds sterling (£) based on the applicable exchange rate with United States dollars ($) on the Business Day immediately prior to the date of Completion.

2.5	On a date which shall be one Business Day prior to the date of Completion, Boxlight shall submit to the Preferred Stockholders an updated Schedule 2 to this Agreement which shall reflect the final calculation of each of the Redemption Payments, including all Accrued Dividends to the date of Completion. Such updated Schedule 2 shall be subject to the approval by email confirmation from either Kevin Batley or Nigel Batley.

2.6	The parties hereto do mutually agree that the redemption of the Series B Consideration Shares and the payment of the Redemption Payments is expressly made subject to the simultaneous conversion into Conversion Shares of the Series C Consideration Shares, as provided in Clause 3 below.

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3	CONVERSION INTO BOXLIGHT CLASS A COMMON STOCK

3.1	Each of the Preferred Stockholders hereby agrees that upon Completion, and simultaneous with his or her receipt of the applicable Redemption Payment, such Preferred Stockholder shall convert all, and not less than all, of his or her shares of Series B Consideration Shares into that number of Conversion Shares set opposite that Preferred Stockholder’s name in column 3 of the table in as provided in Schedule 2 of this Agreement, together with all rights attaching to them at Completion and free from all Encumbrances.

3.2	Simultaneously with the execution of this Agreement, each Preferred Stockholder hereby elects to convert all of his or her Series C Consideration Shares into such number of shares of Class A Common Stock in the amounts set out against such Preferred Stockholder’s name in column 3 of the table in as provided in Schedule 2 of this Agreement (the “Conversion Election”), subject only to receipt by such Preferred Stockholder’s of his or her Conversion Shares and the Redemption Payments..

3.3	Upon Completion or within five Business Days following Completion, Boxlight shall issue to the each of the Preferred Stockholders duly executed stock certificates evidencing such Preferred Stockholder’s Conversion Shares; which share certificates shall be remitted to each of the Preferred Stockholders as provided in Schedule 2.

3.4	The parties hereto do mutually agree that the conversion of the Series C Consideration Shares and the issuance of the Conversion Shares is expressly made subject to the simultaneous redemption of the Series B Consideration Shares and payment of the Redemption Payments, as provided in Clause 2 above.

4	COMPLETION

4.1	Completion shall take place electronically (or any other place agreed upon by the Preferred Stockholders and Boxlight) on such date as Boxlight shall determine; provided, however, that unless otherwise agreed upon by the Sellers’ Representatives, Completion shall occur not later than 30 June 2021.

4.2	The parties hereto acknowledge that the performance by Boxlight of this Agreement at Completion, the payment of the Redemption Payments and the consummation of the other transactions contemplated hereby are subject to the sale on or prior to Completion of a sufficient number of shares of Class A Common Stock by Boxlight under its existing Registration Statement on Form S-3 that Boxlight has filed with the SEC and has been declared effective by the SEC (the “Boxlight Additional Shares”), If for any reason prior to Completion, Boxlight is unable to sell an adequate number of Boxlight Additional Shares to make the full Redemption Payments, then and in such event this Agreement shall terminate and no party shall have any liability or obligation to the other, except as is provided in the Purchase Agreement and the exhibits and Schedules thereto.

4.3	At Completion, the Preferred Stockholders shall deliver or cause to be delivered to Boxlight or its counsel the stock certificates evidencing the Series B Consideration Shares and the Series C Consideration Shares.

4.4	At Completion, each of the Preferred Stockholders hereby agree and confirm that the Voting and Lockup Agreement, executed by such Preferred Stockholder on the date of Completion of the transactions contemplated by the Purchase Agreement, shall remain in full force and effect and shall continue to represent a legal and binding agreement and obligation of such Preferred Stockholder.

4.5	Boxlight shall procure:

(a)	on Completion, the payment of the Redemption Payments directly to each of the Preferred Stockholders;

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(b)	not later than five Business Day following the date of Completion, the issue of the Conversion Shares appropriately registered in the name of each Preferred Stockholder;

(c)	on Completion, a copy of the minutes of a meeting of the directors of Boxlight authorising the execution by the appropriate signatories on behalf of Boxlight of this Agreement and the Transaction contemplated hereby.

5	WARRANTIES

5.1	Each of Kevin Batley and Nigel Batley jointly and severally, and Sheila Batley and Annette Batley (in respect of themselves only) warrant to Boxlight that each Preferred Stockholders Warranty set forth in Schedule 4, is and shall be true, correct, accurate and not misleading in any material respect at the date of this Agreement and upon Completion.

5.2	Boxlight hereby warrants to each of the Preferred Stockholder that each Boxlight Warranty set forth in Schedule 3, is and shall be true, correct, accurate and not misleading at the date of this Agreement and upon Completion.

5.3	Unless expressly provided otherwise with respect to Kevin Batley and Nigel Batley (whose Warranties are joint and several), all Warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by the Preferred Stockholders are made, give and/or Preferred Stockholders.

5.4	Boxlight may take action against any one or more of the Preferred Stockholders and/or may release or compromise in whole or in part the liability of any one or more of the Preferred Stockholders under this Agreement or grant any time or other indulgence without affecting the liability of any other of the Preferred Stockholders.

5.5	Absent fraud or a material breach of the provisions of Clauses 2.1, 2.2 or 2.3 of Schedule 4, the maximum liability of any of the Preferred Stockholders for breach of a Preferred Shareholder Warranty shall be limited to the value of the Conversion Shares issued to such Preferred Stockholder based on the closing price of the Class A Common Stock of Boxlight, as traded on Nasdaq or any other national securities exchange at that time a Claim for breach of such Warranty is made by Boxlight.

5.6	Absent fraud, the maximum liability of Boxlight for breach of a Boxlight Warranty shall be limited to the value of the Conversion Shares issued to such Preferred Stockholder based on the closing price of the Class A Common Stock of Boxlight, as traded on Nasdaq or any other national securities exchange at that time a Claim for breach of such Warranty is made by any one or more Preferred Stockholders.

6	ANNOUNCEMENTS

6.1	Save for Announcements or other disclosures that are required to be made by Boxlight under the Securities Act or Exchange Act and except to the extent otherwise expressly permitted by this Agreement, the parties shall keep confidential and not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

7	ENTIRE AGREEMENT

7.1	This Agreement and the Schedules and other documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

7.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any Person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement. The Boxlight agrees that rescission shall not be available as a remedy for any breach of this Agreement and Boxlight shall not be entitled to rescind or terminate this Agreement.

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7.3	Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

8	ASSIGNMENT AND TRANSFER

8.1	This Agreement is personal to the parties and no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of:

(a)	Boxlight, in case of proposed dealing by a Preferred Stockholder; and

(b)	either of the Sellers’ Representatives, in case of proposed dealing by Boxlight.

8.2	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 9 shall be ineffective.

8.3	In the event there is an assignment of Boxlight’s rights pursuant to this Agreement, then the Preferred Stockholders shall be under no greater liability to the assignee than they were to Boxlight.

9	COSTS AND EXPENSES

Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

10	INTEREST ON LATE PAYMENTS

10.1	If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 10.2.

10.2	The interest referred to in clause 10.1 shall accrue from day to day and shall be paid on demand at the rate of five per cent (5%) above the base rate from time to time of the Bank of England.

11	EFFECT OF COMPLETION

This Agreement shall, to the extent that they remain to be performed, continue in full force and effect notwithstanding Completion.

12	WAIVER

12.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

12.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

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12.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

13	VARIATION

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

14	SEVERANCE

14.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

14.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

15	FURTHER ASSURANCE

15.1	The Preferred Stockholders shall at their own cost from time to time on or following Completion, on being required to do so by Boxlight (acting reasonably), do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to Boxlight (acting reasonably) for giving full effect to the transfer, redemption and conversion of the legal and beneficial interest in the Series B Consideration Shares and Series C Consideration Shares.

15.2	Without limiting the generality of clause 15.1, the Principal Sellers hereby covenant that they or Sellers’ Solicitors shall (a) review the required securities filing for Boxlight, as provided by Boxlight with the. SEC following Completion to the extent that such filing discloses information concerning the transactions contemplated by this Agreement, (b) provide comments to drafts of such proposed filing furnished by Boxlight, and (c) will use their commercially reasonable efforts to ensure that such disclosures are true and accurate in all material respects and do not omit disclosures that, are necessary to make the statements contained therein, within the context made, not materially misleading.

16	SELLERS’ REPRESENTATIVES

16.1	Each of the Preferred Stockholders hereby appoint the Sellers’ Representatives to act as their representatives and agree that Boxlight may rely, without enquiry, upon any action of any of the Sellers’ Representatives as the act of the Preferred Stockholders in all matters referred to in this Agreement as being carried out by either of the Sellers’ Representative.

16.2	At any time, the Preferred Stockholders may appoint a replacement Sellers’ Representative by decision taken by the Preferred Stockholders holding the majority of the Preferred Shares immediately prior to Completion. Any such successor shall agree in writing to accept the appointment, and such appointment shall be promptly (and in any event within five Business Days) notified to Boxlight in writing.

16.3	The Preferred Stockholders undertake that at least one Sellers’ Representative shall be appointed at all times.

17	NOTICES

17.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or email. Delivery by courier shall be regarded as delivery by hand.

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17.2	Such communication shall be sent to the address of the relevant party referred to in this Agreement or email address set out below or to such other address or email address as may previously have been communicated to the other party in accordance with this clause 17,2 and clause 17.5. Each communication shall be marked for the attention of the relevant Person.

Party	Email address	For the attention of

Preferred Stockholders’ Representatives	kbatley@hotmail.co.uk	Kevin Batley
	nigel.batley@btinternet.com	Nigel Batley

with a copy (which shall not constitute notice) to	amartin@devinemillimet.com	Angela Martin

Boxlight	michael.pope@boxlight.com	Michael Pope

with a copy (which shall not constitute notice) to:	sweiss@mrllp.com	Stephen A. Weiss

17.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 17.2, at the time of delivery; or

(b)	if sent by email to the email address specified in clause 17.2, at the time of completion of transmission by the sender, except that if the sender receives a notification of message delivery failure the notice shall not be deemed to have been served;

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause 17.2, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

17.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the email was transmitted to the correct email address, whether or not opened or read by the recipient.

17.5	A party may notify the other parties to this Agreement of a change to its name, relevant Person, address or email address for the purposes of clause 17.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

17.6	Any communication required to be given to all or any of the Preferred Stockholders in connection with this Agreement shall be deemed to be given if it is given to the Preferred Stockholders’ Representatives, such Preferred Stockholders’ Representatives receiving such communication as agent for the other Preferred Stockholders. Service of any communication on the last known Preferred Stockholders’ Representatives shall be deemed to constitute valid service thereof on all or any of the Preferred Stockholders.

18	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

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19	GOVERNING LANGUAGE

19.1	If this Agreement or any other Transaction Document is translated into any language other than English, the English language text shall prevail in any event.

19.2	Each notice, instrument, certificate or other communication to be given by one party to another in connection with this Agreement or any other Transaction Document shall be in English (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication is translated into any other language, the English language text shall prevail.

20	SUCCESSORS

This Agreement is made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

21	RIGHTS OF THIRD PARTIES

Except as otherwise expressly stated herein, this Agreement does not confer any rights on any Person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

22	RIGHTS & REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

23	DISPUTE RESOLUTION

In the event of a dispute arising out of or relating to the interpretation or application of this Agreement, including any question regarding its existence, validity or termination (‘Dispute’) which the parties cannot resolve by mutual agreement, the parties shall first seek settlement of the Dispute by mediation in accordance with the London Court of International Arbitration (LCIA) Mediation Procedure, which Procedure is deemed to be incorporated by reference into this clause. No party may commence any court proceedings in relation to the Dispute until it has attempted to settle the Dispute by mediation and either the mediation has terminated or the other party has failed to participate in the mediation, provided that the right to issue proceedings is not prejudiced by a delay. If the Dispute is not settled by mediation within 30 Business Days of the appointment of the mediator, or such further period as the parties shall agree in writing, then any party may commence court proceedings in relation to the Dispute.

24	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of the State of Nevada, United States of America.

25	JURISDICTION

The parties irrevocably agree that the courts of England and Wales located in London shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement in respect of any claim brought against Boxlight and shall have non-exclusive jurisdiction in respect of any claim brought by Boxlight.

26	EXECUTION

This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

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Schedule 1

The Preferred Stockholders

(1) Name and address	(2) Series B Consideration Shares	(3) Series C Consideration Shares	(4) % of Consideration Shares
Kevin Batley 5 Ashley Road Sevenoaks, Kent, TN13 3AN	668,878 shares	557,399 shares	42.2%

Nigel Batley 28 Brattle Wood, Sevenoaks, Kent, TN13 1QU	668,878 shares	557,399 shares	42.2%

Sheila Batley 5 Ashley Road, Sevenoaks, Kent, TN13 3AN	91,939 shares	75,949 shares	5.75%

Annette Batley 28 Brattle Wood, Sevenoaks, Kent, TN13 1QU	91,939 shares	75,949 shares	5.75%

TOTAL	1,521,634 shares	1,266,696 shares	95.9%

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Schedule 2

The Preferred Stockholders

(1) Name and Wire Instructions	(2) Redemption Payments	(3) Number of Conversion Shares	(4) % of Redemption Payments and Convesion Shares
Kevin Batley Bank: Address: SWIFT # Account No: FBO: Kevin Batley	£5,058,890 plus Accrued Dividends on 668,878 Series B Consideration Shares	3,357,825 Conversion Shares	42.2%

Nigel Batley Bank: Address: SWIFT # Account No: FBO: Nigel Batley	£5,058,890 plus Accrued Dividends on 668,878 Series B Consideration Shares	3,357,825 Conversion Shares	42.2%

Sheila Batley Bank: Address: SWIFT # Account No: FBO: Sheila Batley	£695,357 plus Accrued Dividends on 91,939 Series B Consideration Shares	457,524 Conversion Shares	5.75%

Annette Batley Bank: Address: SWIFT # Account No: FBO: Annette Batley	£695,357 plus Accrued Dividends on 91,939 Series B Consideration Shares	456,524 Conversion Shares	5.75%

TOTAL	£11,508,495 plus Accrued Dividends on 1,521,634 Series B Consideration Shares	7,630,699 Conversion Shares	95.9%

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Schedule 3

Boxlight Warranties

1. Organization, Good Standing and Qualification. Boxlight is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Boxlight has full power and authority to own and use its properties and its assets and conduct it business as currently conducted, including, without limitation, the business operated by Sahara and other direct and indirect wholly-owned subsidiaries of Boxlight. Boxlight is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Boxlight is duly qualified to conduct its business and is in good standing in each state in which the nature of the business conducted, or property owned by it makes such qualification necessary.

2. Capitalization of Boxlight As at the date of this Agreement, Boxlight is authorized to issue an aggregate of 250,000,000 shares of its Capital Stock, $0.0001 par value per share, of which (i) 150,000,000 shares are designated as voting Class A Common Stock, (ii) 50,000,000 shares are designated as non-voting Class B Common Stock and 50,000,000 shares are designated as preferred stock (the “Preferred Stock”), which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of Boxlight may, from time to time, designate. At of February 4, 2021, an aggregate of 54,365,291 shares of Class A Common Stock are issued and outstanding and no shares of Class B Common Stock are issued. As at the date of this Agreement, (i) 167,872, shares of Series A Preferred Stock, (ii) 1,585,020 shares of Series B Preferred Stock and (iii) 1,320,850 shares of Series C Preferred Stock are issued and outstanding. The shares of Boxlight Common Stock owned by its officers, directors, and holders of 5% or more of the outstanding Boxlight Common Stock are reflected in Boxlight SEC Documents. The Conversion Shares, when issued to in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than those arising under federal or state securities laws). The issue of the Conversion Shares will not result in a right of any holder of any securities of Boxlight to adjust the exercise, exchange or reset the price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. Boxlight has made available to the Company true and complete copies of its Articles of Incorporation and Bylaws, as in effect on the date hereof.

3. Authorization; Enforceability. Boxlight has all corporate right, power, and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by Boxlight in connection with the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. All corporate action on the part of Boxlight necessary for the authorization, execution, delivery, and performance of this Agreement by Boxlight has been taken. This Agreement has been duly executed and delivered by Boxlight and (assuming due authorization, execution and delivery by the Preferred Stockholders) constitutes a legal, valid and binding obligation of Boxlight, enforceable against it in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

4. Conflicts and Other Consents.

(a)	the execution, delivery and performance by Boxlight of this Agreement do not and will not (i) result in the violation of any Law by which Boxlight is bound, (ii) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Boxlight, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement to which Boxlight is a party or by which it is bound or to which its properties or assets are subject, except for any breach, violation or default that would not constitute a Boxlight Material Adverse Effect.

(b)	no consent, approval, authorization or other order of any Governmental Authority or any other Person is required to be obtained by Boxlight in connection with the authorization, execution, delivery, and performance of this Agreement or in connection with the authorization, delivery, and issuance of the Redemption Payments and Conversion Shares.

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5. Boxlight SEC Documents; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) Boxlight SEC Documents. Boxlight has filed with or furnished to, as applicable, the SEC all Form 1-K annual reports, Form 10-Q quarterly reports, form 8-I current reports, schedules, forms, registration statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC (collectively, the “Boxlight SEC Documents”). Boxlight has made available to the Company all such Boxlight SEC Documents that it has so filed or furnished prior to the date hereof. As of the respective filing dates of the Boxlight SEC Documents (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) (the “Filing Dates”) and each of the Boxlight SEC Documents complied and will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Boxlight SEC Documents. As of Filing Dates and as of the date of execution of the Agreement, none of Boxlight SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. As of the Filing Dates, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Boxlight SEC Documents: (i) complied and comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared and are prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented and present in all material respects the consolidated financial position of Boxlight and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Boxlight’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

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SCHEDULE 4

Preferred Stockholders Warranties

2	Capacity and authority

Capacity and Authority of the Preferred Stockholders

2.1	Each of the Preferred Stockholders has the requisite capacity and authority to enter into and perform this Agreement and each of the Preferred Stockholders’ Completion Documents.

2.2	Each Preferred Stockholder has not:

(a)	had a bankruptcy petition presented against them or been declared bankrupt;

(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); or

(d)	been the subject of any other event analogous to the foregoing in any jurisdiction.

Effect of Completion

2.3	This Agreement and the Preferred Stockholders’ Completion Documents will, when executed by the Preferred Stockholders, constitute binding obligations of the Preferred Stockholders enforceable in accordance with their respective terms.

2.4	The entry by the Preferred Stockholders into this Agreement and, as applicable, into each of the Preferred Stockholders’ Completion Documents to which it is or will be a party and the performance by each of the Preferred Stockholders of its obligations under this Agreement and each Preferred Stockholders’ Completion Document does not and will not:

(a)	conflict with, result in a breach of or constitute a default under any document, or any agreement or instrument to which such Preferred Stockholder is a party (other than any confidentiality provisions); or

(b)	conflict with or result in a breach of any applicable law or regulation, or of any order, decree or judgment of any court, governmental agency or regulatory authority, that applies to such Preferred Stockholder.

3	The Preferred Shares

3.1	Each of the Preferred Stockholders is the sole legal and beneficial owner of the Preferred Shares set opposite his/her name in Schedule 1.

3.2	There is no Encumbrance on, over or affecting the Preferred Shares or any of them, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any Person is entitled to any such Encumbrance.

3.3	Save only as provided in this Agreement, there are no contracts, agreements or arrangements outstanding which call for the allotment, issue or transfer of, or accord to any Person the right to call for the allotment, issue or transfer of, the Preferred Shares.

4	U.S. Securities Law Representations. Each Preferred Stockholder severally (not jointly and severally) makes the following representations to Boxlight:

4.1	I am aware that my investment in the Conversion Shares involves a high degree of risk and I or my Sellers’ Representative have read carefully the Boxlight Boxlight SEC Documents. I acknowledge and am aware that there is no assurance as to the future performance of Boxlight or its consolidated direct and indirect subsidiaries, including Sahara.

4.2	I am purchasing the Conversion Shares for my own account for investment purposes only and not with a view to or for sale in connection with the distribution of the Conversion Shares, nor with any present intention of selling or otherwise disposing of all or any part of the foregoing securities. I agree that I must bear the entire economic risk of my investment for an indefinite period of time because, among other reasons, the Conversion Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available. I hereby authorize Boxlight to place a restrictive legend on the Conversion Shares that are issued to me.

4.3	I believe that the investment in the Conversion Shares is suitable for me based upon my investment objectives and financial needs, and I have adequate means for providing for my current financial needs and contingencies and have no need for liquidity with respect to my investment in Boxlight.

4.4	I have been given access to full and complete information regarding Boxlight and have utilized such access to my satisfaction for the purpose of obtaining information in addition to, or verifying information included in, the Boxlight SEC Documents, and I have either met with or been given reasonable opportunity to meet with officers of Boxlight for the purpose of asking questions of, and receiving answers from, such officers concerning the the business and operations of Boxlight and to obtain any additional information, to the extent reasonably available. All of my questions have been answered to my full satisfaction.

4.5	I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Conversion Shares and have obtained, in my judgment, sufficient information from Boxlight to evaluate the merits and risks of an investment in Boxlight.

4.6	I am an “accredited investor” as defined in Section 2(15) of the Securities Act and in Rule 501 promulgated thereunder I can bear the entire economic risk of the investment in the Conversion Shares for an indefinite period of time and I am knowledgeable about and experienced in making investments in the equity securities of non-publicly traded companies, including early stage companies. I am not acting as an underwriter or a conduit for sale to the public or to others of unregistered securities, directly or indirectly, on behalf of Boxlight or any person with respect to such securities.

4.7	I understand that (1) the Conversion Shares have not been registered under the Securities Act, or the securities laws of certain states, in reliance on specific exemptions from registration, (2) no securities administrator of any state or the federal government has recommended or endorsed this offering or made any finding or determination relating to the fairness of an investment in Boxlight, and (3) Boxlight is relying on my representations and agreements for the purpose of determining whether this transaction meets the requirements of certain exemptions from registration afforded by the Securities Act and certain state securities laws. I understand that since neither the offer nor sale of the Conversion Shares has been registered under the Securities Act or the securities laws of any state, the Conversion Shares may not be sold, assigned, pledged or otherwise disposed of unless they are so registered or an exemption from such registration is available.

4.8	I have had the opportunity to seek independent advice from my professional advisors relating to the suitability of an investment in Boxlight in view of my overall financial needs and with respect to the legal and tax implications of such investment.

Signature pages to follow

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SIGNATURES

EXECUTED as a deed by BOXLIGHT CORPORATION acting by a director in the presence of:	Signature
/s/ Michael Pope

Director

Signature of witness /s/ Megan Pope

Name (in CAPITAL LETTERS) MEGAN POPE

Address 945 Sentry Ridge Crossing, Suwanee, GA 30024 USA

EXECUTED as a deed and delivered by NIGEL BATLEY	Sign here
in the presence of:	/s/ Nigel Batley

Signature of witness /s/ Martin Batley

Name (in CAPITAL LETTERS) MARTIN BATLEY

Address 5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by KEVIN BATLEY	Sign here
in the presence of:	/s/ Kevin Batley

Signature of witness /s/ Martin Batley

Name (in CAPITAL LETTERS) MARTIN BATLEY

Address 5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by Annette BATLEY	Sign here
in the presence of:	/s/ Annette Batley

Signature of witness /s/ Martin Batley

Name (in CAPITAL LETTERS) MARTIN BATLEY

Address 5 Ashley Road, Sevenoaks, Kent, TN13 3AN

EXECUTED as a deed and delivered by Sheila BATLEY	Sign here
in the presence of:
/s/ Sheila Batley

Signature of witness /s/ Martin Batley

Name (in CAPITAL LETTERS) MARTIN BATLEY

Address 5 Ashley Road, Sevenoaks, Kent, TN13 3AN

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